Exhibit 99.2

January 24, 2007

SPACELABS HEALTHCARE TRADING UPDATE

Spacelabs Healthcare, Inc., (LSE: SLAB), issued a trading update today ahead of announcing its interim results for the first half of fiscal 2007.

For the first half of fiscal 2007, Spacelabs Healthcare expects to announce revenues of approximately $111.0 million, a decrease of approximately 1% when compared to $112.0 million reported for the first half of fiscal 2006. Excluding the revenues contributed by Del Mar Reynolds, acquired July 2006, revenues are expected to decline by approximately 13% compared to the comparable period of the prior year. The year on year decrease in revenues is primarily attributable to weak sales in the U.S. which is historically a high margin market for the Company. The Company expects to report an operating loss for the first half of fiscal 2007 and will miss both the first half and full fiscal year published analyst forecasts for 2007.

The Company has undertaken steps in order to integrate the recent acquisition of Del Mar Reynolds and to eliminate redundancies in manufacturing and administrative areas. To date, the Company has identified approximately $10 million of annualized cost savings including a reduction of approximately 8% of its global workforce along with the closing and consolidation of five facilities in multiple locations. These cost cutting measures have already commenced and as such the Company expects to realize cost savings of approximately $2 to $3 million net of associated restructuring costs during the second half of fiscal 2007 with the full benefit being realized in fiscal 2008.

In addition, the Company after analyzing its product lines divested certain loss-generating non-core operations. This divesture was effective January 1, 2007 and these operations accounted for total revenues of approximately $8 million in fiscal year 2006.

Spacelabs Healthcare CFO, Nikhil Mehta, said, “The Company remains confident in the underlying strength of our business and strategy. Our second quarter orders in North America were the highest in five years and significantly higher than the first quarter. However, not all orders received were shippable within the period and as a result while our sales were sequentially higher than the first quarter they were not enough to meet market expectations. We have undertaken actions across the Company to aggressively integrate DMR and to identify additional redundancies in our manufacturing and administrative areas. We believe that as a result our Company will be fiscally stronger and better positioned to benefit from growth. As such, we expect to have a stronger performance in the second half of the fiscal year.”

Spacelabs Healthcare CEO, Deepak Chopra, said, “Market fundamentals within North America do not appear to have changed from historical levels. As such, we remain confident in our business. We expect that the second half of the fiscal year will benefit from the recent introduction of our anesthesia products in the U.S., the launch of our low acuity monitor and the aggressive integration of the diagnostic cardiology product line. Additionally, we should begin to see the benefits of the aforementioned cost cutting measures we have undertaken to eliminate redundancies in our manufacturing and administrative areas. We will continue to evaluate strategies to generate additional cost reductions and margin improvements while we focus on our core product offerings within patient monitoring and connectivity, anesthesia delivery and ventilation, diagnostic cardiology and clinical trial services.”

About Spacelabs Healthcare

Spacelabs Healthcare, Inc. (www.spacelabshealthcare.com) is an international developer, manufacturer and distributor of medical equipment and services including patient monitoring solutions, anesthesia delivery and ventilation systems, diagnostic cardiology solutions and supplies and accessories selling to hospitals, clinics and physicians offices. Additionally, the Company provides ECG laboratory services to pharmaceutical companies undertaking clinical trials, whereby patient ECG data is recorded analyzed, tabulated and interpreted.

The Company employs approximately 1,250 personnel in offices located in the UK, Canada, India, France, Germany, Finland, Singapore and the United States.

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For further information, please contact:

Spacelabs Healthcare Inc	Tel: + 1 310 717 9182
Jeremy Norton, Director of Investor Relations

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include information regarding the company’s expectations, goals or intentions about the future, including, but not limited to, the company’s predictions about revenues, an operating loss, cost-cutting measures and future product sales. The actual results may differ materially from those described in or implied by any forward-looking statement. In particular, the company has not yet undertaken certain of the cost-cutting measures it has identified some may not ultimately be implemented or realizable by the company. In addition, current expectations regarding sales of anesthesia systems, low acuity monitors, cardiology and other products may not ultimately prove accurate. Other important factors are set forth in the Securities and Exchange Commission filings of OSI Systems, Inc. All forward-looking statements speak only as of the date made, and the company undertakes no obligation to update these forward-looking statements.